Exhibit 10.31

Amendment # 1
To
Exclusive License Agreement

This Amendment #1 (“Amendment”) is dated effective as of the last date on the signature page hereto and amends certain provisions of that certain Exclusive License Agreement dated effective December 9, 2021 (“Agreement”), by and between The University of Houston (“UH”) an agency of the State of Texas pursuant to Chapter 111, of the Texas Education Code, and REEgenerate Pty Ltd. as assignee of Rare Resource Recycling, Inc. (“Company”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. Except as specifically amended by this Amendment, the Agreement remains in full force and effect.

Now Therefore, for good and valuable consideration the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.	Consent to Effective Assignment.

a.	Pursuant to a Consent to Assignment signed by UH March 24, 2022, UH acknowledged the effective assignment of the Agreement pursuant to Article 16.1 of the Agreement as a result of the change of control of 50% or more of the ownership interests of the Company by REEgenerate Pty Ltd. (“REEgenerate Pty”). Despite the “effective assignment” pursuant to Section 16.1 of the Agreement, the Company remained the counterparty to the Agreement.

b.	On August 22, 2022, all stockholders of REEgenerate entered into a subscription and contribution agreement with REEcycle Holdings, Inc., a Delaware corporation (“REEcycle Holdings”) pursuant to which REEcycle Holdings became the sole stockholder of REEgenerate Pty. This transaction involving a change of control of 50% or more of the equity ownership of the ultimate REEgenerate also constituted an effective assignment of the Agreement. UH acknowledges and consents to the effective assignment outlined in this Section 1(b). Despite this “effective assignment” pursuant to Article 16.1 of the Agreement, the Company remains the counterparty to the Agreement.

2.	Affiliate License. Pursuant to Article 2.3 of the Agreement, the Company desires to extend the license contained in the Agreement to its Affiliate, REEcycle Holdings, and UH hereby consents to such extension of the license.

3.	Diligent Commercialization.

a.	UH and the Company desire to amend Article 3.1(b) of the Agreement to replace the table of commercialization milestones with the following:

Milestone Events	Deadlines
Completion of feasibility study of (1) the scalability of REE refinement processes and (2) financial and operational requirements thereof	12/31/25
Permanent facility (defined as a permanent facility capable of at least 50 MT of mixed rare earth oxide (“MREO”) per year) construction commencement	6/30/26
Commercial production of a minimum of 50 MT of MREO per year	6/30/27

b.	UH waives the right to declare a breach under Article 9.2 result from failure to meet commercialization milestones included in the Agreement prior to this Amendment.

4.	Consideration Payments.

a.	UH acknowledges receipt of the following payments from the Company:

i.	Pursuant to Article 4.1(a), payment of $45,000 for patent expenses;

ii.	Pursuant to Article 4.1(c), payment of $5,000 for non-refundable license fees;

iii.	Pursuant to Article 4.3, payment of $1,000 annual minimum royalty payment for 2023; and

iv.	Pursuant to Article 4.3, payment of $2,000 annual minimum royalty payment for 2024.

b.	UH acknowledges that there are no other consideration payments or royalties due as of the date of this Amendment.

5.	Equity Buyout Removed. UH and the Company acknowledge that Article 4.5 of the Agreement regarding an equity buyout is no longer applicable as of March 24, 2022, and therefore Article 4.5 is hereby deleted in its entirety and replaced with “Intentionally Reserved.”

6.	Reporting. UH acknowledges receipt of periodic reporting as required under Article 5 and confirms that no reporting is due as of the date of this Amendment.

7.	Patent Expenses.

a.	Section 7.1 of the Agreement is revised as follows to correct a typographical error: “7.1 Patent Expenses - Licensee shall reimburse UH (a) the sum of $45,000, outlined in Section 4.1(a), which it has already expended for the preparation, filing, prosecution and maintenance of the patent applications (Appendix A) prior to entering into this agreement, and (b) all such future expenses incurred by UH, for so long as, and in such countries as this Agreement remains in effect....”

b.	Company confirms its obligation to make payment to UH of the amount of Patent Expenses incurred pursuant to Section 7.1(b) as amended and Company shall make payment to UH of such additional Patent Expenses within ten (10) business days written confirmation of the amount of Patent Expenses from UH.

8.	Patent Prosecution. As of the date of this Amendment, UH confirms that it has not discontinued prosecution of any of the Patent Rights under Article 7.4.

9.	No Notification of Infringement. Each of UH and Company confirm that they are not aware of any infringement or potential infringement of the Patent Rights, or any misappropriation of any Confidential Information, as of the date of this Amendment.

10.	No Default, No Breach. UH confirms that as of the date of this Amendment, the Company is not in default or breach of any of its obligations under the Agreement, including as amended by this Amendment. UH further confirms that as of the date of this Amendment, it does not have a present termination right under any subsection of Article 9.2.

Signatures on Following Page

The Parties have executed this Amendment by their duly authorized representatives.

University of Houston

By:	/s/ Ramanan Krishnamoorti
Name:	Ramanan Krishnamoorti
Title:	VP Energy & Innovation
Date:	29th, July 2025

Rare Resource Recycling, Inc.

By:	/s/ Rasmus Gerdeman
Name:	Rasmus Gerdeman
Title:	CEO
Date:	7/29/2025

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